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                         LONG ISLAND LIGHTING COMPANY            EXHIBIT 12 (c)
               COMPUTATION OF INTEREST COVERAGE COMPUTED PURSUANT
                TO THE COMPANY'S GENERAL AND REFUNDING INDENTURE

                 For the twelve Months Ended December 31, 1993
                             (Thousands of Dollars)

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
A.  Net Earnings:
  I.    Revenues                                                                                $2,880,995

  II.   Less:
        Operating Expenses                                        $1,215,399
        Maintenance Expenses                                         133,852
        Provisions for Depreciation, Depletion and
         Amortization                                                122,471
        Operating Taxes                                              385,847                     1,857,569
                                                                 ------------                  ------------
                                                                                                 1,023,426
  III.  Other Income and Deductions  (Note A)                                                       62,506
                                                                                               ------------
            Net Earnings                                                                        $1,085,932
                                                                                               ============
B.  Aggregate Annual Interest Payable:
        Proposed $707 million principal amount initial
             series of General and Refunding Bonds at an
             assumed interest rate of 9.00% per annum (Note B)       $63,630
        General and Refunding Bonds -- Outstanding
             at December 31, 1993                                    151,835
        First Mortgage Bonds -- Outstanding
             at December 31, 1993                                      6,319
                                                                 ------------
               Total Annual Interest Payable (Note C)                                             $221,784
                                                                                               ============
        Interest Earnings Coverage (Note D)                                                           4.90
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Note A: Other Income and Deductions, as shown above and in accordance with the
        General and Refunding Indenture, includes other income and deductions
        (including allowance for funds used during construction, or the equivalent thereof, accrued by the Company), excluding income  tax credit, up to an amount not to exceed 10% of I less II.

Note B: Adjusted to reflect the maximum amount currently available to be used as the basis for the issuance of additional General and Refunding Bonds.

Note C: Under the provisions of the General and Refunding Indenture, interest on First Mortgage Bonds pledged with the Trustee of the General and Refunding Indenture is excluded from this computation.

Note D: Had this calculation included the Rate Moderation Component and all other regulatory amortizations, the resultant Interest Earnings Coverage would have been 4.52.